Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement ("Amendment") between James A. Sundquist ("Executive") and Bank of Commerce Holdings and Redding Bank of Commerce (together, “Employer”), is made and entered into, effective May 3, 2018 (“Date of Amendment”), and modifies the Amended and Restated Employment Agreement between Executive and Employer, entered into as of February 21, 2017 (the "Agreement").

Executive and Employer agree that the Agreement is modified as follows:

1.	The first paragraph of Section 7 is hereby deleted in its entirety and replaced by the following:

“In the event there is (i) a Change in Control, as defined below, or (ii) any party announces or is required by law to announce a prospective Change in Control, and the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Employer without Cause (other than on account of the Executive’s death or disability) within twelve (12) months following the later of (a) the announcement or the date of required announcement of the prospective Change in Control or (b) the Change in Control, the Executive shall be entitled to be paid, in a single lump sum, severance equal to two (2) years’ salary at that salary rate being paid to Executive as of the date of the Executive’s termination together with an amount equal to one times (1.0x) the average of the Annual Bonus paid to Executive for services during the preceding three (3) calendar years (or the Executive’s period of employment, if less than three (3) years). Executive acknowledges and agrees that such payment is in lieu of all damages, payments and liabilities on account of the early termination of this Agreement (including, without limitation, Severance under Section 6 of this Agreement) and is the sole and exclusive remedy for Executive (other than rights, if any, to exercise any of the stock options vested prior to such termination), and shall only be paid, within 60 days after his separation from service with Employer, subject to Executive’s execution and delivery to Employer, within such 60-day period, of a complete release of all claims Executive may have against the Employer, its officers, directors, agents, employees, predecessors, successors, parents, subsidiaries, and affiliates. If the 60-day period referred to in the immediately preceding sentence begins in one calendar year and ends in the following calendar year, then the payment shall be made in the latter calendar year. If upon termination of employment Executive chooses to arbitrate any claims pursuant to Section 18, Executive shall be deemed to have waived Executive’s right, if any, to severance under this Section 7.”

2.	The following is hereby added to the end of Section 19:

“The term “termination,” when used in reference to termination of employment, shall mean “separation from service,” as defined in the Section 409A Rules.”

3.	Except as modified by this Amendment, all other terms of the Agreement will remain in full force and effect.

The parties have executed this Amendment as of the dates specified below.

EXECUTIVE /s/ James A. Sundquist James A. Sundquist Date: May 3, 2018	EMPLOYER By: /s/ Lyle L. Tullis Name: Lyle L. Tullis Title: Chairman of the Board
Date: May 3, 2018